APPENDIX C
RULE 10F-3 REPORT FORM FOR ADVISERS
GuideStone Funds
Record Of Securities Purchased
Under The Trust's Rule 10f-3 Procedures

1  Name of Fund:   Extended-Duration Bond Fund

2  Name of Issuer:   New York City Municipal Water Finance
Authority Water & Sewer Second General  Resolution Revenue Bonds

3  Description of Security: New York NY City Municipal Water
Finance Authority Water & Sewer Revenue Build America Bonds - Taxable
- Second Gen-Ser EE 6.011% 06/15/2042 (CUSIP 64972FL20)

4  Underwriter from whom purchased:   Jefferies & Co., Inc.

5 "Affiliated Underwriter" managing or participating in underwriting syndicate: BB&T Capital Markets/BB&T AM Distributors, Inc.

6 Aggregate principal amount of purchase by all investment companies advised by the Adviser: $1.04 Million

7  Aggregate principal amount of offering:  $375,000,000

8  Purchase price (net of fees and expenses):  100

9  Offering price at close of first day on which any sales were
made:   100

10 Date of Purchase: Formal award - March 9, 2010
                     First trade - March 10, 2010

11 Date offering commenced:   Week of sale - March 8, 2010

12 Commission, spread or profit: (% $ / share)  6.25/1000

13 Have the following conditions been satisfied? Yes

a. The securities are:
   part of an issue registered under the
   Securities Act of 1933 which is being
   offered to the public;                        No

   part of an issue of government
   securities;                                   No

   Eligible Municipal Securities;                Yes

   sold in an Eligible Foreign Offering;
   OR sold in an Eligible Rule 144A
   Offering?                                     No

(See the GuideStone Funds Rule 10f-3 Procedures for definitions of the defined terms used herein.)

b.  (1) The securities were purchased prior
        to the end of the first day on which
        any sales were made, at a price that is
        not more than the price paid by each
        other purchaser of securities in that
        offering or in any concurrent offering
        of the securities (except, in the case
        of an Eligible Foreign Offering, for
        any rights to purchase that are
        required by law to be granted to
        existing security holders of the
        issuer); OR                                  Yes

   (2) If the securities to be purchased
       were offered for subscription upon
       exercise of rights, such securities
       were purchased on or before the fourth
       day preceding the day on which the
       rights offering terminates?                  n/a


c.   The underwriting was a firm commitment
     underwriting?                                  Yes

d.   The commission, spread or profit was
     reasonable and fair in relation to that
     being received by others for underwriting
     similar securities during the same
     period?                                        Yes

e.   The issuer of the securities, except
     for Eligible Municipal Securities, and
     its predecessors have been in continuous
     operation for not less than three years?      n/a

f.  (1) The amount of the securities,
        other than those sold in an Eligible
        Rule 144A Offering (see below),
        purchased by all of the investment
        companies advised by the Adviser did
        not exceed 25% of the principal amount
        of the offering; OR                        Yes

    (2) If the securities purchased were
        sold in an Eligible Rule 144A Offering,
        the amount of such securities purchased
        by all of the investment companies
        advised by the Adviser did not exceed
        25% of the total of:                       n/a

        (i) The principal amount of the
            offering of such class sold by
            underwriters or members of the selling
            syndicate to qualified institutional
            buyers, as defined in Rule 144A(a)(1),
            plus                                   n/a


       (ii) The principal amount of the
            offering of such class in any
            concurrent public offering?           n/a

g.   (1) No affiliated underwriter of the
         purchasing Fund was a direct or
         indirect participant in or beneficiary
         of the sale; OR                          Yes

     (2) With respect to the purchase of
         Eligible Municipal Securities, such
         purchase was not designated as a group
         sale or otherwise allocated to the
         account of an affiliated underwriter?    Yes

h.   Information has or will be timely
     supplied to the appropriate officer of
     the Trust for inclusion on SEC Form N-SAR
     and quarterly reports to the Trustees?       Yes


I have submitted these answers and completed this form based on all available information.

Name:    Andrew B.J. Chorlton
Title:   Principal and Portfolio Manager
Advisor: STW Fixed Income Management
Date:    March 10, 2010